Targert Corp Underwriting Syndicate Members

Bank of America Securities LLC
BNP Paribas
Citi
Goldman, Sachs & Co.
HSBC Mitsubishi
J.P. Morgan Securities Inc.
Lehman Brothers
Merrill Lynch & Co.
Mizuho Securities USA Inc.
Piper Jaffray
UFJ Securities
Wachovia Securities
Wells Fargo Securities